Exhibit 99.2

CLEVELAND BIOLABS, INC.
EQUITY INCENTIVE PLAN
FORM OF STOCK AWARD

CLEVELAND BIOLABS, INC. (the “Company”), hereby grants to ______________ (the “Participant”) under the Cleveland BioLabs, Inc.  Equity Incentive Plan, as amended and restated effective April 29, 2008, and as further amended by the First Amendment thereto effective June 8, 2010 and Second Amendment thereto effective June 13, 2012 (the “Plan”), a Restricted Stock Award (the “Award”), pursuant to and evidencing the grant thereof by the Compensation Committee of the Board of Directors of the Company on ____________________, _______________(the “Award Date”) with respect to ____________________ shares of common stock, par value $0.005 per share (the “Stock”), of the Company (the “Shares”), all in accordance with and subject to the following terms and conditions:

1. Restrictions.  The Shares vest according to the following schedule:

[Insert vesting provisions.]

All shares will be free trading shares upon vesting.

2. Voting and Dividend Rights.  Upon issuance of the certificate or certificates for the Shares in the name of the Participant, the Participant shall thereupon be a stockholder with respect to all the Shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive all dividends and other distributions paid with respect to such Shares.

3. Taxes.  The Participant will receive ordinary income equal to the fair market value of the Shares on the Award Date.  The Participant should consult his or her own tax advisor for information concerning the tax consequences of the grant of this Award.

4. Withholding Taxes.  The Participant shall make arrangements satisfactory to the Company regarding the payment of any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Administrator, withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.

5. Issuance of Shares.  The Shares will be initially evidenced by a book entry record maintained by the Company’s transfer agent.  As of the Award date, physical share certificates may be issued upon the Participant’s written request to the transfer agent or Plan Administrator.  The Company may place on the certificates representing the Shares such legend or legends as the

Company may deem appropriate and the Company may place a stop transfer order with respect to such Shares with the transfer agent(s) for the Shares.

6. Effect of Amendment of Plan.  No discontinuation, modification, or amendment of the Plan may, without the express written consent of the Participant, adversely affect the rights of the Participant under this Award, except as expressly provided under the Plan.

This Stock Award Agreement (the “Agreement”) may be amended as provided under the Plan, but except as provided thereunder any such amendment shall not adversely affect Participant’s rights hereunder without Participant’s consent.

7. No Limitation on Rights of the Company.  The grant of this Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

8. Compliance with Applicable Law.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded.  The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.  The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Participants make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

9. Agreement Not a Contract of Employment or Other Relationship.  This Agreement is not a contract of employment, and the terms of employment of the Participant or other relationship of the Participant with the Company or any of its subsidiaries or affiliates shall not be affected in any way by this Agreement except as specifically provided herein.  The execution of this Agreement shall not be construed as conferring any legal rights upon the Participant for a continuation of an employment or other relationship with the Company or any of its subsidiaries or affiliates, nor shall it interfere with the right of the Company or any of its subsidiaries or affiliates to discharge the Participant and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

10. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service.  Any such notice shall be deemed given when received by the intended recipient.

11. Governing Law.  Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without regard to the principles thereof relating to the conflicts of laws.

12. Receipt of Plan.  The Participant acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of this Agreement and of the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator, Company, its Board of Directors or the Committee upon any questions arising under this Agreement or the Plan.

13. Definitions.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan.

14. Other Terms and Conditions.  The foregoing does not modify or amend any terms of the Plan.  To the extent any provisions of the Agreement are inconsistent or in conflict with any terms or provisions of the Plan, the Plan shall govern.

IN WITNESS WHEREOF, this Agreement has been duly executed as of ______________ _____, _______.

Cleveland BioLabs, Inc.

By:
Name:
Title:

Participant

By:
Name: